                                   SCHEDULE A


                   BROKER DEALER AGENCY COMPENSATION SCHEDULE
                   FOR RELIASTAR INSURANCE COMPANY OF NEW YORK
                               VARIABLE CONTRACTS

                         EFFECTIVE
                                  ----------------------

                                        I


This Compensation Schedule shall be used to determine compensation payable to the Broker Dealer under the Broker Dealer Agency Selling Agreement for Variable Contracts through Broker Dealer from the Effective Date of this Schedule until it is suspended, canceled, changed or replaced.

This Schedule is applicable to the following Variable Contracts:

1.       FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY 85-251 (SELECT*LIFE NY)

Broker Dealer shall be paid a total dealer concession according to the following schedule:

                                                  Issue Ages 0 - 75
                                                  -----------------
         1st Year                                     99.00%
         Excess Premium (1st Year)                     1.50%
         Renewal Commissions                           1.50%
         Asset Based(1)                                 .60%

(1) Asset Based commissions, per policy, are based on the average of the twelve monthly Accumulation Values (net of loaned accumulation values) measured at the end of the Policy Month. The Asset Based Commissions are payable at the end of each Policy Year when that average is greater than or equal to $5,000.00. It will be paid concurrently with the first pay period immediately following the Policy Anniversary.

2.       SURVIVORSHIP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY 85-438
         (SVUL NY)

Broker-Dealer shall be paid a total dealer concession according to the following schedule:


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

                                                    Issue Ages 20 - 85
                                                    ------------------
         1st Year(2)                                    81.00%
         Excess Premium (1st Year)                       3.60%
         Basic Renewal Commissions                       2.00%
         Lifetime Renewal Commissions                    0.00%
         Asset Based(3)                                  0.10%

(2) A portion of the 1st Year dealer concession paid on the SVUL NY may be charged back on any policy that lapses before the end of the third policy year.

(3) Asset Based commissions, per policy, are based on the average of the twelve monthly Accumulation Values (net of loaned accumulation values) measured at the end of the Policy Month. The Asset Based Commissions are payable at the end of each Policy Year when that average is greater than or equal to $5,000.00. It will be paid concurrently with the first pay period immediately following the Policy Anniversary.

3.       FLEXIBLE PURCHASE PAYMENT VARIABLE ANNUITY CONTRACT 85-499
         (SELECT*ANNUITY NY)

Broker-Dealer shall be paid a total dealer concession according to the following schedule:

ReliaStar has five commission schedules on Select*Annuity NY. Schedule A pays all commissions as a percentage of premiums paid. Representatives may select on a policy by policy basis which commission schedule they desire by marking on the application. If the representative does not select an option, commissions will default to Schedule A, full front end commissions.


      Commission Schedule A:

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue            Concession             Concession
      -------------------        ----------------       -----------------

      $ 2,000 -    4,999              3.75%                  2.15%
      $ 5,000 -    9,999              4.75%                  2.75%
      $10,000 -   49,999              6.25%                  3.70%
      $50,000 and up                  6.50%                  3.90%


      Commission Schedule B:

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue            Concession             Concession
      -------------------        ----------------       -----------------

      $ 2,000 -  4,999                 2.75%                    1.15%
      $ 5,000 -  9,999                 3.75%                    1.75%
      $10,000 - 49,999                 5.25%                    2.70%
      $50,000 +                        5.50%                    2.90%

                              Annual Dealer Concession Trail
          Year                 (as a % of Contract Value(5)
          ----                ------------------------------
           1                                .00%
           2-6                              .20%
           7+                               .40%


Commission Schedule C ($10,000 - $49,999):

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue            Concession             Concession
      ------------------         ----------------       -----------------
      calendar year 1                 3.50%                    2.00%
      calendar year 2-6               1.50%                    1.00
      calendar year 7+                0                        0

                               Annual Dealer Concession Trail
          Year                 (as a % of Contract Value)(5)
          ----                 ------------------------------
           1                                .00%
           2-6                              .20%
           7+                              1.00%


Commission Schedule C ($50,000 and up):

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue            Concession             Concession
      ------------------         ----------------       -----------------
      calendar year 1                 3.75%                     2.25%
      calendar year 2-6               1.75%                     1.25
      calendar year 7+                0                         0

                              Annual Dealer Concession Trail
         Year                  (as a % of Contract Value)(5)
         ----                 ------------------------------
          1                               .00%
          2-6                             .20%
          7+                             1.00%

Commission Schedule D:

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue             Concession             Concession
      -------------------        -----------------      -----------------
      $10,000 - 49,999                  3.50%                  2.00%
      $50,000 +                         3.75%                  2.25%

                              Annual Dealer Concession Trail
                               (as a % of Contract Value(5)
                               ----------------------------
                                    .50% all years 2+


Commission Schedule E:  ($10,000 and up):

      Total Cumulative(4)        Ages 0-75 Dealer       Ages 76-85 Dealer
      Premium From Issue             Concession             Concession
      -------------------        ----------------       -----------------
      $10,000 - 49,999                 2.25%                  1.00%
      $50,000 +                        2.50%                  1.25%

                              Annual Dealer Concession Trail
                               (as a % of Contract Value)(5)
                              ------------------------------
                                    .75% all years 2+



(4) First premium that brings Cumulative Premium into the next tier will receive the next tier's rate. Commissions paid on earlier premiums will not be adjusted.

(5) Trail commissions will be calculated at the end of each calendar quarter based on the Contract Value at the time. To be eligible, the contract must have completed the 15th Contract Month and Commission Schedule B, C, D or E must have been selected on the application. The trail commission will be paid for eligible contracts within the next two pay periods immediately following the end of the calendar quarter. Contract Months and Contract Years are measured form the Contract Issue Date.


                                       II


                 GENERAL RULES PERTAINING TO VARIABLE CONTRACTS

1. Change of Dealer Authorization. No compensation of any kind shall be payable in respect of Variable Contracts following Insurer's or General Distributor's receipt of a change of dealer authorization applicable to such Variable contract.

2. Change in Representative's Status. Broker Dealer agrees that in the event a Representative ceases to be an associated person of Broker Dealer or ceases to be validly licensed or registered, Broker Dealer shall not receive any compensation based on any Variable Contract, its values or on premiums or purchase payments thereafter received by ReliaStar Insurance Company of New York and/or WSSI from such former Representative's customers. Provided, however, if within 60 days after such Representative ceases to be a representative of Broker Dealer, Broker Dealer designates another registered representative of Broker Dealer to service the former Representative's business, the compensation not paid shall be payable to Broker Dealer. If an assigned Representative's replacement is not designated within such 60 day period, Broker Dealer may not thereafter designate a replacement Representative for such Variable contracts and shall not be entitled to such compensation.

3. Exclusive Compensation. Broker Dealer agrees that no compensation of any kind other than as described herein is payable by Insurer or General Distributor in respect of Broker Dealer's sales of Variable Contracts.

4. Vesting. First year commissions and Basic Renewal commissions in respect of Variable Contracts issued after the effective date and prior to the termination date of Broker Dealer's appointment are vested in Broker Dealer and will be paid to Broker Dealer as and when the related premium is received by the issuer and applied to the Variable Contract issued, and provided, however, that no First Year commissions or Basic Renewal Commissions (Policy years 2 through 10), including those on cost of living or any other policy increases, will be paid after Broker Dealer's appointment has been terminated for more than ten years.

5. Replacement Business. If any policy is issued to replace a policy previously issued by Insurer or an affiliate, commissions will accrue only if and to the extent that Insurer's established practices provide for commissions on such replacements.

6. Commissions. Commissions shall accrue on Variable Contracts issued as and when premiums are received by Insurer and applied as premiums due or payable on such policies, except as Insurer's practices may otherwise provide.

7. Charge-backs. In any case, where Insurer has credited a commission to Broker Dealer on the basis of a premium on a Variable Contract issued and the premium is returned to the purchaser Insurer will charge back such commissions.

8. Additional Benefits and Riders. Commissions will be credited based on premiums for additional benefits (for example, waiver of premium and term riders) added at issue of a policy at the same rate as applied to the base policy premium.